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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-22625

                             LASER POWER CORPORATION
             (Exact name of registrant as specified in its charter)

                                36570 BRIGGS ROAD
                           MURRIETA, CALIFORNIA 92563
                                 (909) 926-1866
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
           (Including the associated Preferred Share Purchase Rights)
             (Title of each class of security covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)      [X]
          Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)     [ ]
                                                  Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
                                      ONE

         Pursuant to the requirements of the Securities Exchange Act of 1934 Laser Power Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 12, 2000              By:   /s/ James Martinelli
                                           -------------------------------------
                                           James Martinelli
                                           Chairman and President
                                           Laser Power Corporation